Exhibit 10.03

UNITED STATES DISTRICT COURT

DISTRICT OF MINNESOTA

In re Xcel Energy, Inc., Securities,
Derivative & “ERISA” Litigation	Master File No. 02-2677 (DSD/FLN)
MDL No. 1511

This Document Relates To:

SHAREHOLDER DERIVATIVE ACTION

Edith Gottlieb v. Xcel Energy, Inc., et al.	Civil Action No. 02-2931

STIPULATION OF SETTLEMENT

This STIPULATION OF SETTLEMENT (the “Stipulation”) is made and entered into as of December 31, 2004 by and between the plaintiff in the above-captioned derivative action (the “Derivative Action”) pending in the United States District Court for the District of Minnesota (the “Court”), nominal defendant Xcel Energy, Inc. (“Xcel” or the “Company”), and individual defendants James J. Howard, Wayne H. Brunetti, C. Coney Burgess, David A. Christensen, R.R. Hemminghaus, A. Barry Hirschfeld, Douglas W. Leatherdale, Albert F. Moreno, Margaret A. Preska, A. Patricia Sampson, Allan L. Schuman, Rodney E. Slifer, W. Thomas Stephens, and Edward J. McIntyre, by their undersigned counsel, as set forth below:

WHEREAS, plaintiff alleged in her derivative complaint, filed on behalf of Xcel on or about August 15, 2002, that the above-named Derivative Defendants, in their capacity as directors and/or officers of Xcel, breached their fiduciary duties to Xcel and its shareholders in connection with alleged improper energy trading practices; and

WHEREAS, plaintiff filed her First Amended Shareholder Derivative Action Complaint on behalf of Xcel on or about January 15, 2004 (the “Amended Complaint”).  The Amended Complaint included allegations related to the Derivative Defendants’ conduct in connection with, inter alia, allegedly false and misleading public representations over an eighteen-month period regarding the likely adverse impact of NRG’s worsening financial condition on Xcel’s liquidity, access to credit, and continuing financial viability, and the likelihood that Xcel would be unable to continue paying its traditional $1.50 annual dividend in light of its mounting financial problems; and

WHEREAS, following full briefing and argument, by Order dated July 12, 2004, the Court dismissed plaintiff’s Amended Complaint with prejudice for failure adequately to allege demand futility with particularity; and

WHEREAS, on August 10, 2004, plaintiff filed a Notice of Appeal of the Court’s dismissal of the Amended Complaint with the United States Court of Appeals for the Eighth Circuit; and

WHEREAS, pursuant to the briefing schedule set by the appellate court, plaintiff filed her opening brief in support of her appeal on October 4, 2004, the Derivative Defendants filed their brief in opposition on November 3, 2004, and plaintiff filed her reply brief on November 17, 2004; and

WHEREAS, pending the scheduling by the appellate court of oral argument on plaintiff’s appeal, the parties began active negotiations of a potential resolution of the Derivative Action pursuant to a proposed global settlement of all outstanding claims against the Company and/or certain named officers and directors brought in the captioned multidistrict litigation proceeding; and

WHEREAS, pursuant to these arm’s-length and good faith negotiations, the parties determined that it would be in the best interests of Xcel and its shareholders to resolve the Derivative Action, subject to final Court approval, on the terms and conditions of this Stipulation; and

WHEREAS, the parties have requested that the Eighth Circuit remand the Derivative Action to the District Court for purposes of settlement proceedings, and such request was granted by Order dated December 28, 2004;

NOW, THEREFORE, it is hereby stipulated and agreed, pursuant to Rule 23.1 of the Federal Rules of Civil Procedure and subject to the approval of the Court, that the Derivative Action shall be settled upon and subject to the following terms and conditions:

DEFINED TERMS

1.                                       As used herein, the following terms shall have the following meaning:

a.                                       “Current Shareholders” means all shareholders of Xcel as of December 27, 2004.

b.                                      “Derivative Action” means Gottlieb v. Xcel Energy, Inc., et al., Civil No. 02-2931, Master File No. 02-2677 (DSD/FLN), MDL No. 1511, filed in the United States District Court for the District of Minnesota.

c.                                       “Derivative Defendants” means, collectively, James J. Howard, Wayne H. Brunetti, C. Coney Burgess, David A. Christensen, R.R. Hemminghaus, A. Barry Hirschfeld, Douglas W. Leatherdale, Albert F. Moreno, Margaret A. Preska, A. Patricia Sampson, Allan L. Schuman, Rodney E. Slifer, W. Thomas Stephens, and Edward J. McIntyre.

d.                                      “Effective Date” means the third court day following the date on which the Court’s judgment approving this Stipulation and dismissing the Derivative Action with prejudice and on the merits, substantially in the form attached hereto as Exhibit B, becomes Final.  As used in this Stipulation, “Final” means the date upon which the Court’s judgment becomes not subject to further appeal or review.  Thus, “Final” means, without limitation, the date of expiration of the time for the filing or noticing of any appeal from the final judgment of the Court without any appeal being filed therein; or, if an appeal is filed in this Derivative Action, the latest of the dates upon which the judgment in this Derivative Action is finally affirmed on appeal, or the appeal is finally dismissed without any request for further discretionary review of such appellate decision; or, if further discretionary review of such appellate decision is sought, the latest date upon which such discretionary review is denied or, if granted, results in final affirmance of the judgment in this Derivative Action.

e.                                       “Plaintiff’s Counsel” means the firms of Morris and Morris LLC Counselors At Law, Law Offices of Bruce G. Murphy, Eckart & Leonetti, P.A. and Head, Seifert & Vander Weide.

f.                                         “Preliminary Approval” means the date on which the Court enters an order substantially in the form of Exhibit A hereto preliminarily approving this Stipulation and authorizing the form of notice (as agreed to by the parties).

g.                                      “Released Parties” means Xcel and individual defendants James J. Howard, Wayne H. Brunetti, C. Coney Burgess, David A. Christensen, R.R. Hemminghaus, A. Barry Hirschfeld, Douglas W. Leatherdale, Albert F. Moreno, Margaret A. Preska, A. Patricia Sampson, Allan L. Schuman, Rodney E. Slifer,

W. Thomas Stephens, and Edward J. McIntyre, and all other persons who served as officers, directors, or employees of Xcel at any time during the time period encompassed by the Derivative Action, up to and including the Effective Date, and their respective heirs, spouses, immediate family members, personal representatives, estates, administrators, insurers, reinsurers, successors and assigns.

h.                                      “Securities Actions” means the actions asserting claims under the federal securities laws that have been consolidated under the caption In re Xcel Energy, Inc. Securties Litigation, Master File No. 02-2677 (DSD/FLN), in the United States District Court for the District of Minnesota.

i.                                          “Settlement” means the settlement of the Derivative Action contemplated by this Stipulation.

j.                                          “Settled Claims” means and includes all claims, actions, allegations, causes of action in law or equity, suits, demands, defenses, counterclaims, set-offs, damages, rights and liabilities whatsoever, whether foreseen or unforeseen, matured or unmatured, known or unknown (including “Unknown Claims” as defined below), accrued or not accrued, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, that could have been asserted derivatively on behalf of Xcel, whether brought under common law, statute, rule, regulation or other source of legal obligation, whether federal, state, or otherwise and in whatever forum, by the plaintiff herein or by Xcel or by any of its shareholders or any other person or entity on behalf of Xcel, against any Released Party, arising out of, relating to, connected with, or based in whole or in part on the claims that were made or that could have been made or litigated in the Derivative Action or any of the facts, transactions, circumstances, statements, omissions, actions, inactions, events or other matters occurring at any time up to and including the Effective Date that are raised in or referred to in the pleadings and papers filed in, or embraced in or in any way connected with or related to, the subject matter of the Derivative Action or any of the actions coordinated under the caption In re Xcel Energy, Inc. Securities, Derivative and “ERISA” Litigation, MDL No. 1511, Master File No. 02-2677 (DSD/FLN).

k.                                       “Unknown Claims” means claims which Xcel, the plaintiff, or shareholders of Xcel do not know or suspect to exist in Xcel’s favor at the time of their granting a release of the Settled Claims, which, if known by them, might have affected their settlement of the Derivative Action.  Solely with respect to any and all Settled Claims, it is the intention of the parties hereto that, upon the Effective Date, Xcel, the plaintiff and each Current Shareholder of Xcel shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of any statute or law that might otherwise render a general release unenforceable with respect to Unknown Claims, including the provisions, rights and benefits of §1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  The Plaintiff, Xcel and each of the Current Shareholders of Xcel shall be deemed to have acknowledged, and by operation of the Final Judgment acknowledges, that he, she or it is aware that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this release, but that it is his, her or its intention to fully, finally and forever settle and release, and Xcel, the plaintiff and each Current Shareholder shall be deemed, upon the Effective Date, to have, fully, finally, and forever settled and released, any and all Settled Claims, whether or not concealed or hidden, which now exist, may hereafter exist or may heretofore have existed, without regard to the subsequent discovery or existence of such different or additional facts.

SCOPE AND EFFECT OF SETTLEMENT

2.                                       This Stipulation shall be a full and final disposition of the Derivative Action as against the Derivative Defendants, and of any and all Settled Claims as against all Released Parties, on the merits and with prejudice, with each party to bear its own respective costs, fees and expenses except as expressly provided for herein or in any order of the Court.

3.                                       Upon the Effective Date, plaintiff and all Xcel shareholders, derivatively on behalf of Xcel, and on their own behalf and on behalf of their respective predecessors, successors, affiliates, heirs, executors, administrators, and assigns, and any person they represent, shall, by operation of the Final Order in the Derivative Action, release and be deemed to release and forever discharge, and shall forever be enjoined from asserting, any Settled Claims against any of the Released Parties.

THE SETTLEMENT

4.                                       In connection with the Settlement of the Derivative Action, the Company has agreed to enact the following corporate governance measures:

a.                                       The Charter of the Audit Committee of the Board of Xcel will be amended as follows:

(i)                                     Section C “Committee Size and Members’ Qualifications” is amended by adding that at least one member of the Audit Committee must also serve on the Finance Committee.

(ii)                                  Section D “Specific Duties” is amended by adding a new sub-section “7” as follows:

Coordinate and consult with the Finance Committee for the purposes of receiving all reasonably available information pertinent to considering whether the Company’s audited and unaudited financial disclosures appropriately disclose material financial and operational risk exposures in a manner consistent with GAAP [General Accepted Accounting Principles] and other applicable laws and regulations.

(iii)                               Section E “Meetings” is amended by changing the minimum number of times the Audit Committee is required to meet from four to no fewer than five times per year.

(iv)                              Each of these corporate governance changes has been specifically reflected in a Corporate Resolution reviewed and approved by the Board of Directors of Xcel, subject to the occurrence of the Effective Date of this Settlement.  Upon the occurrence of the Effective Date, the Secretary of the Corporation will prepare the restated Audit Committee Charter reflecting the amendments set forth in the Corporate Resolution and make prompt public disclosure of such restated Charter in a manner consistent with applicable laws and regulations.

b.                                      The Charter of the Finance Committee of the Board of Xcel will be amended as follows:

(i)                                     Section C “Membership and Qualifications” is amended by adding the requirement that the Committee shall at all times include as one of its members a member of the Audit Committee.

(ii)                                  Section D “Specific Duties,” sub-section “4” is amended as reflected by the addition of the following italicized language:

4.                                       Meet periodically with management to review the Company’s major financial and operational risk exposure and the steps management has taken to monitor and control such exposure.  Coordinate and consult with the Audit Committee for the purpose of sharing information pertinent to the Audit Committee’s consideration of whether the Company’s audited and unaudited financial disclosures appropriately disclose material financial and operational risk exposures in a manner consistent with GAAP and other applicable laws and regulations.  Review and recommend to the Board of Directors the parameters for financial operations (including allowable investments) for each Xcel Energy Company.

(iii)                               Section E “Meetings” is amended by granting to the members of the Committee the power to call a meeting whenever a majority of the Committee should decide it is necessary or advisable.

(iv)                              Each of these corporate governance changes has been specifically reflected in a Corporate Resolution reviewed and approved by the Board of Directors of Xcel, subject to the occurrence of the Effective Date of this Settlement.  Upon the occurrence of the Effective Date, the Secretary of the Corporation will prepare the restated Finance Committee Charter reflecting the amendments set forth in the Corporate Resolution, and make prompt public disclosure of such restated Charter in a manner consistent with applicable laws and regulations.

c.                                       The Charter of the Governance, Compensation and Nominating Committee of the Board of Xcel will be amended as follows:

(i)                                     Section E “Meetings” is amended to impose a minimum number of meetings per year for the Committee, as reflected by the following italicized language: “The Committee shall meet as frequently as necessary, but not fewer than four times per year in order to carry out its responsibilities under this Charter.”

(ii)                                  This corporate governance change has been specifically reflected in a Corporate Resolution reviewed and approved by the Board of Directors of Xcel, subject to the occurrence of the Effective Date of this Settlement.  Upon the occurrence of the Effective Date, the Secretary of the Corporation will prepare the restated Governance, Compensation and Nominating Committee Charter reflecting the amendment set forth in the Corporate Resolution, and make prompt public disclosure of such restated Charter in a manner consistent with applicable laws and regulations.

d.                                      In addition to the above specific amendments to the Charters of the Audit, the Finance and the Governance, Compensation and Nominating Committees of Xcel, pursuant to the Settlement, the directors of Xcel further will direct management of the Company (subject to the occurrence of the Effective Date) to: (i) undertake an internal assessment of the information and communications processes, systems and controls presently in place at the Company necessary to allow the Board to remain appropriately informed of significant issues, conditions and developments at the Company; (ii) develop proposals to improve, if appropriate, such information and communications processes, systems and controls; and (iii) report to the Board of Directors within 180 days of the Effective Date the results of said internal assessment, together with any such proposals.

e.                                       The directors of Xcel will further direct management of the Company (subject to the occurrence of the Effective Date) to: (i) undertake an internal review of the processes in place to ensure that senior management, the Audit Committee and the Finance Committee are each appropriately informed regarding the company’s material financial commitments and credit arrangements, and the reporting of significant conditions and contingencies relevant thereto; (ii) develop proposals to improve, if appropriate, such processes; and (iii) report to the Board of Directors within 180 days of the Effective Date the results of said internal review, together with any such proposals.

f.                                         Finally, the Company’s “Guidelines on Corporate Governance” will be amended as follows:

(i)                                     Section B “Director Orientation and Continuing Education” will be amended as reflected by the following italicized language:

Such orientation or continuing education shall, at a minimum, cover the Xcel Energy business, organizational, technical, financial, legal, regulatory and competitive challenges and opportunities, as well as the Company’s material financial commitments and credit arrangements.

(ii)                                  Section H “Meetings” will be amended as reflected by the following italicized language:

The Board will meet a minimum of seven times per year. One of these seven meetings will be an annual strategic board retreat at which an annual “State of the Company” presentation from the CEO will be offered. and during which major strategic issues facing the Company will be discussed by the directors and senior management.

(iii)                               Amend Section J “Independence” by adding appropriate language to extend the three year “cooling off” period dictated by the New York Stock Exchange independence standards to a four-year “cooling off” period.

(iv)                              Each of these corporate governance changes has been specifically reflected in a Corporate Resolution reviewed and approved by the Board of Directors of Xcel, subject to the occurrence of the Effective Date of this Settlement.  Upon the occurrence of Effective Date, the Secretary of the Corporation will prepare the restated “Guidelines on Corporate Governance” reflecting the amendments set forth in the Corporate Resolution, and make prompt public disclosure of such restated “Guidelines on Corporate Governance” in a manner consistent with applicable laws and regulations.

SUBMISSION AND APPLICATION TO THE COURT

5.                                       As soon as practicable after this Stipulation has been executed, the parties will apply to the Court for preliminary approval of the proposed Settlement and for entry by the Court of an order substantially in the form annexed hereto as Exhibit A (the “Preliminary Order”), which shall provide, among other things, that:

a.                                       A hearing (the “Fairness Hearing”) shall be held at a time and date to be set by the Court, to:  (i) determine whether the proposed Settlement and its terms as set forth in the Stipulation are fair, reasonable and adequate and should be approved by the Court, (ii) determine whether an order and final judgment should be entered, and

(iii) consider the application of plaintiff’s counsel for an award of fees and reimbursement of costs and expenses;

b.                                      Notice of the pendency of the proposed Settlement of the Derivative Action shall be made in the consolidated Notice of Pendency of Class Action and Derivative Action, Proposed Settlements, Motions for Attorneys’ Fees and Settlement Fairness Hearing (the “Notice”).  The Notice, substantially in the form attached hereto as Exhibit C, shall be disseminated by first-class mail to all Current Shareholders at least 45 days prior to the Fairness Hearing.

c.                                       A joint Summary Notice Of Class Action Securities Litigation And Derivative Litigation Settlement (the “Summary Notice”), substantially in the form attached hereto as Exhibit D, for both the Securities Actions and the Derivative Action shall be published in the national edition of the Wall Street Journal and the Minnapolis Star-Tribune and St. Paul Pioneer Press within ten days of the mailing of the Notice.

d.                                      The cost of printing, mailing and publishing the Notice and Summary Notice, as well as any incidental costs incurred in responding to or communicating with Current Shareholders pursuant to the Notice and Summary Notice, shall be paid out of the Notice Fund established pursuant to the Stipulation of Settlement in the Securities Actions.

e.                                       The parties agree that the procedures for providing the Notice and Summary Notice prescribed in this Stipulation constitute the best notice practicable under the circumstances and are consistent with the provisions of Rule 23.1 of the Federal Rule of Civil Procedure and the requirements of due process.

ORDER AND FINAL JUDGMENT

6.                                       The Court will hold a Fairness Hearing pursuant to the Preliminary Order and the Notice and Summary Notice, as provided by the Federal Rules of Civil Procedure.  If the Stipulation (including any modifications thereto made with the consent of the parties as provided for herein) and the Settlement are approved by the Court following the Fairness Hearing, the parties shall jointly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit B (the “Final Order”).

APPLICATION FOR ATTORNEYS’ FEES AND EXPENSES

7.                                       Plaintiff’s Counsel intend to submit an application to the Court for an award of attorneys’ fees and expenses in the amount of $250,000, with one-half of that amount to be paid separately by Xcel and one-half to be treated as and paid as an expense of the Securities Actions, pursuant to the Stipulation of Settlement of the Securities Actions.  Defendants will not oppose such an application.  Subject to the terms and conditions of this Stipulation, Xcel agrees to pay Plaintiffs’ Counsel, within five (5) days following the occurrence of the Effective Date, one-half of such fees and expenses as may be awarded by the Court, up to a maximum payment by Xcel of $125,000.  It is agreed that under no circumstances shall Xcel be obliged to pay more than $125,000 towards Plaintiff’s Counsel’s fees and expenses, and plaintiff and Plaintiff’s Counsel each hereby waive any right to collect from Xcel any amount greater than $125,000 in respect of Plaintiff’s Counsel’s fees, costs or expenses.

8.                                       It is agreed that the allowance or disallowance by the Court of all or any part of any application by Plaintiff’s Counsel, as described in the preceding paragraph, is not a term or condition of the settlement set forth in this Stipulation, and that any order or proceeding relating thereto, or any appeal from any such order, shall not operate to terminate or cancel this Stipulation.

EFFECTIVE DATE

9.                                       The Settlement shall become effective on the Effective Date as that term is defined at paragraph 1.d. above.

10.                                 In the event the Settlement is not approved by the Court or the Settlement set forth in this Stipulation is terminated or fails to become effective in accordance with its terms, or if the Final Order is reversed or modified upon appeal or certiorari (except as provided in this paragraph), the parties shall be restored to their respective positions in the Derivative Action as of the date hereof.  In such event, the terms and conditions of this Stipulation shall have no further force and effect with respect to the parties to the Derivative Action and neither this Stipulation nor any negotiations, proceedings or statements had or made in connection with it shall be used in this action or in any other proceeding for any purpose; any judgment entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc; and all parties hereto shall stand in the same position, without prejudice, as if this Stipulation had not been made or filed with the Court.  No order of the Court (or modification or reversal on appeal of any order of the Court) concerning the amount of any attorneys’ fees, costs, or expenses awarded by the Court to Plaintiff’s Counsel shall constitute grounds for cancellation or termination of this Stipulation.

GENERAL AND MISCELLANEOUS PROVISIONS

11.                                 This Stipulation and any negotiations or proceedings relating to it are not, and shall not be construed or deemed to be, an admission or concession by or on the part of the plaintiff of any lack of merit of the claims asserted in the Derivative Action or an admission or concession by or on the part of Xcel, the Derivative Defendants, or any of them, of any fact asserted in the Derivative Action or any liability or wrongdoing whatsoever in connection with the claims asserted in the Derivative Action and the other matters referred to in this Stipulation.

12.                                 Neither this Stipulation nor the fact of its existence nor the terms hereof, nor any negotiation or proceedings hereunder, shall be offered or received in evidence, or in any way referred to, in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce the provisions of this Stipulation or any other orders or judgments entered pursuant thereto.

13.                                 The parties to this Stipulation and their attorneys agree to cooperate fully with one another in seeking Court approval of the Settlement and the dismissal with prejudice of the appeal before the United States Court of Appeals for the Eighth Circuit, and to use their best efforts to effect the prompt consummation of this Stipulation and the proposed Settlement provided for hereunder.

14.                                 This Stipulation shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, parents, subsidiaries, affiliates, insurers, reinsurers, successors and assigns, and any corporation or other entity into or with which any party hereto may merge, consolidate or combine.

15.                                 This Stipulation may be executed in counterparts, each of which shall be considered an original, but all of which shall be considered one agreement.  All persons executing this Stipulation represent that they have been authorized and empowered to do so.

16.                                 This Stipulation merges any and all prior settlement discussions and agreements among the plaintiff, Xcel and the Derivative Defendants or between any of them.  This Stipulation constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may not be modified or amended except in writing signed by all parties hereto or by their duly authorized representatives.

17.                                 Without affecting the finality of the Final Order to be entered in accordance with this Stipulation, the Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in this Stipulation.

IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed by their duly authorized attorneys.

December 31, 2004	/s/ JOHN M. NEWMAN, JR.
John M. Newman, Jr.

/s/ GEOFFREY J. RITTS
Geoffrey J. Ritts
Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114-1190
(216) 586-3939

/s/ TIMOTHY R. THORNTON
Timothy R. Thornton
Briggs & Morgan, P.A.
2400 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
(612) 334-8400

ATTORNEYS FOR ALL INDIVIDUAL
DEFENDANTS EXCEPT
JAMES J. HOWARD

December 31, 2004	/s/ ERIC J. MAGNUSON
Eric J. Magnuson

/s/ RACHNA B. SULLIVAN
Rachna B. Sullivan
Rider Bennett LLP
2000 Metropolitan Centre
333 South Seventh Street
Minneapolis, MN 55402

ATTORNEY FOR DEFENDANT
JAMES J. HOWARD

December 31, 2004	/s/ JAMES L. ALTMAN
James L. Altman
Assistant General Counsel
Xcel Energy, Inc.
800 Nicollet Mall, Suite 3000
Minneapolis, MN 55402-2023
(612) 330-5500

ATTORNEY FOR NOMINAL
DEFENDANT XCEL ENERGY, INC.

December 31, 2004	/s/ KAREN L. MORRIS
Karen L. Morris

/s/ PATRICK F. MORRIS
Patrick F. Morris
MORRIS AND MORRIS LLC
COUNSELORS AT LAW
1105 North Market Street
Suite 803
Wilmington, DE 19801
(302) 426-0400

December 31, 2004	/s/ BRUCE G. MURPHY
Bruce G. Murphy
LAW OFFICES OF BRUCE G. MURPHY
265 Llwyds Lane
Vero Beach, FL 32963
(772) 231-4202

ATTORNEYS FOR PLAINTIFF